Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-282217

Prospectus Supplement No. 9

(To Prospectus dated September 30, 2024)

Lotus Technology Inc.

44,450,000 AMERICAN DEPOSITARY SHARES

REPRESENTING 44,450,000 ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 30, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-282217), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on January 23, 2025. The Prospectus relates to the potential offer and sale from time to time by Westwood Capital Group LLC (“Westwood”), of up to 44,450,000 ADSs including (i) up to 43,750,000 ADSs that we may, at our discretion, elect to issue to Westwood from time to time pursuant to the securities purchase agreement dated September 16, 2024 that we entered into with Westwood (the “Purchase Agreement”), and (ii) 700,000 ADSs, representing 700,000 Ordinary Shares that we issued to Westwood as consideration for its irrevocable commitment to subscribe for ADSs at our direction, from time to time, upon the terms and subject to the conditions set forth in the Purchase Agreement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ADSs are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the trading symbols “LOT.” On January 22, 2025, the closing price of our ADSs on Nasdaq was $3.2 per share.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 23, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2025

Commission File Number: 001-41970

Lotus Technology Inc.

(Translation of registrant’s name into English)

No. 800 Century Avenue

Pudong District, Shanghai, People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F	☒	Form 40-F	☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Appointment of Mr. Abdul Farid Bin Alias

The Company has appointed Mr. Abdul Farid Bin Alias as a director effective from January 22, 2025.

Mr. Abdul Farid Bin Alias has over 25 years of experience in investment banking, corporate finance and capital markets with local large caps and multinationals including Aseambankers, Schroders, Malaysian International Merchant Bankers, JP Morgan and Khazanah. Most recently, he served as Group President, Chief Executive Officer and Executive Director of Maybank.

Farid is currently an independent non-executive director of Bursa Malaysia Berhad, CelcomDigi Berhad and CapitaLand Investment Limited. He is also a member of the Board of Visitors of the Smeal College of Business, Pennsylvania State University and a co-opted council member of Asian Institute of Chartered Bankers.

Farid obtained an MBA degree from the University of Denver and a Bachelor of Science degree in Accounting from the Pennsylvania State University. He also attended the Advanced Management Programme at Harvard Business School and is a Chartered Banker by the Asian Institute of Chartered Bankers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lotus Technology Inc.

By	:	/s/ Alexious Kuen Long Lee
Name	:	Alexious Kuen Long Lee
Title	:	Director and Chief Financial Officer

Date: January 23, 2025